Exhibit 99.1

Company Release – 12/10/2025

GBank Financial Holdings Inc. and GBank Announces Approvals Impacting Strategic Partner BoltBetz

LAS VEGAS, NV, December 10, 2025 -- GBank Financial Holdings Inc. (the “Company”) (Nasdaq: GBFH), the parent company of GBank (the “Bank”), is pleased to announce two important approvals impacting its strategic partner BoltBetz. First, BoltBetz has received approval from the Nevada Gaming Control Board ("GCB") as a software solution that allows players to create and fund a wagering account in Konami’s SYNKROS cashless wagering system via the BoltBetz mobile app. Second, Distill and Remedy’s Taverns have received GCB approval to use the BoltBetz product as approved by the GCB Lab. The Distill approval acknowledged that since GBank will be holding all funds – and not Distill or BoltBetz – a digital fund reserve is not required.

Todd Nigro, BoltBetz co-founder and CEO, stated, “After many years of planning and development, we are excited to have achieved the necessary approvals to launch our fully integrated cashless gaming platform at the nine Distill and Remedy’s locations in Las Vegas.”

Ed Nigro, GBFH Chairman and CEO, stated, “Years of dedicated work by our partners BankCard Services, BoltBetz and GBank have resulted in this unique slot machine app (BoltBetz) and bank payments system (PPA Powered by PIMS™) that provide Licensed Gaming Operators a first of its kind slot machine funding solution. We look forward to providing these seamless solutions to licensed gaming slot operators in Nevada and across the United States.”

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada, and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.